Exhibit “23.1”

ELITE PHARMACEUTICALS, INC. AND SUBSIDIARIES

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated June 21, 2013, which report expresses an unqualified opinion and includes an explanatory paragraph referring to uncertainty about the Company’s ability to continue as a going concern, relating to the consolidated financial statements of Elite Pharmaceuticals, Inc. and Subsidiaries for the year ended March 31, 2013. We consent to the incorporation by reference of the aforementioned report in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption “Experts.”

/S/ Demetrius & Company, LLC.

Wayne, New Jersey
April 15, 2014